                                                                      EXHIBIT 12

                    MAPCO INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                 1993       1992       1991       1990       1989
                                                ------     ------     ------     ------     ------
Earnings as defined:
  Income before provision for income taxes....  $202.9     $144.6     $182.6     $185.7     $172.2
  Fixed charges...............................    55.3       60.1       63.9       67.3       45.7
  Capitalized interest included in fixed
     charges..................................    (2.8)      (2.0)      (1.2)      (1.1)       (.8)
  Amortization of capitalized interest........     3.5        3.5        3.3        3.6        3.1
  Minority interest in earnings of
     subsidiary...............................    (2.2)
  Distributed income of affiliate accounted
     for
     by the equity method.....................                                      4.5        2.1
                                                ------     ------     ------     ------     ------
          Total...............................  $256.7     $206.2     $248.6     $260.0     $222.3
                                                ------     ------     ------     ------     ------
                                                ------     ------     ------     ------     ------
Fixed charges as defined:
  Interest and debt expense (included
     amortization of debt expense and
     discount)................................  $ 46.9     $ 51.7     $ 55.5     $ 59.3     $ 37.5
  Capitalized interest........................     2.8        2.0        1.2        1.1         .8
  Interest expense on guaranteed debt of
     affiliate accounted for by the equity
     method...................................                                       .6        2.1
  Portion of rentals representative of the
     interest factor..........................     5.6        6.4        7.2        6.3        5.3
                                                ------     ------     ------     ------     ------
          Total...............................  $ 55.3     $ 60.1     $ 63.9     $ 67.3     $ 45.7
                                                ------     ------     ------     ------     ------
                                                ------     ------     ------     ------     ------
Ratio of earnings to fixed charges............     4.6        3.4        3.9        3.9        4.9
                                                ------     ------     ------     ------     ------
                                                ------     ------     ------     ------     ------